Exhibit 10.1

January 3, 2018

Gregory S. Rush

[To the address most recently on file with INC.]

Dear Greg,

As previously discussed, and in recognition of your service and contributions to INC Research Holdings, Inc. (“INC”), this letter agreement outlines the terms of your transition and separation from employment with INC. Accordingly, this letter agreement amends the terms of your Executive Employment Agreement with INC Research, LLC dated August 5, 2013 (the “Employment Agreement”). Except as set forth below, all terms and conditions of your Employment Agreement will continue as is. Terms not defined herein will have the meanings set forth in your Employment Agreement.

1.	Transition. Your resignation as Executive Vice President and Chief Financial Officer of INC will be effective on April 30, 2018, and you will cease to be an executive officer and employee of INC on that date. Until that date, you will continue to serve in your current role and will execute INC’s Form 10-K in February 2018, including any customary certifications, facilitate a robust search for a new or interim CFO and provide such transition assistance as requested by INC, help with the ERP switchover for inVentiv, help with new revenue stream adoption, help with the 2018 SOX adoption for inVentiv and coordinate with INC any press releases prior to April 30, 2018 with respect to any new employment. You also agree that you will not have “Good Reason” to resign at any time.

2.	Compensation. For the remainder of your employment with INC, but no later than April 30, 2018, you will continue to receive a salary at your current level and your 2017 Management Incentive Plan (“MIP”) bonus will be paid in the ordinary course and at such time that bonuses are normally paid based on actual performance for 2017 (but not later than March 15, 2018). Any long term incentive awards that would vest in the ordinary course on or before April 30, 2018 will vest in accordance with the terms of the parties’ prior agreements. You agree that you will not be eligible to receive a 2018 MIP bonus (or other annual cash incentive bonus) or any long-term incentive award other than as expressly set forth herein. All payments specified in this paragraph shall be paid, and all long term incentive awards that would vest in the ordinary course on or before April 30, 2018 shall vest, regardless of whether your employment continues until April 30, 2018, unless your employment is terminated for Cause as defined in the Employment Agreement or you resign voluntarily before April 30, 2018.

3.

Transition Bonus. In consideration for your agreement to remain employed pursuant to paragraph 1 above, we will pay you a cash transition bonus equal to $400,000, payable $250,000 at the time your 2017 MIP bonus is paid (but not later than March 15, 2018) and $150,000 promptly after April 30, 2018, in each case, subject to your timely execution of a release of claims in the form attached to your Employment Agreement. You agree that you will not under any circumstances be entitled to any severance or similar payments or benefits other than as described in this paragraph and all of your unvested equity awards (including the August 2017 Founder’s grant) that are outstanding on the later of the date of your separation from employment or April 30, 2018 will forfeit and be cancelled at such time, and your previously vested options will be exercisable pursuant to their terms. All payments specified in this paragraph shall be paid, and all equity awards that would vest in the ordinary course on or before April 30, 2018 shall vest, regardless of whether your employment continues until April 30, 2018, unless your employment is terminated for Cause as defined in the Employment Agreement or you resign voluntarily before April 30, 2018.

4.	Restrictive Covenants. After your separation of employment with INC, you will continue to be subject to the restrictive covenants included in your Employment Agreement, however, the six-month non-competition covenant in Section 11 will be deemed to run from February 16, 2018.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Very truly yours,

INC:	/s/ Christopher L. Gaenzle
Christopher L. Gaenzle
Chief Administrative Officer and General Counsel

Accepted and Agreed:

	/s/ Gregory S. Rush	January 3, 2018
	Gregory S. Rush	Date